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Exhibit 99.1

Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6700 Facsimile +1.847.913.8766 www.zebra.com

FOR IMMEDIATE RELEASE

First Quarter Net Income Increases 47% to $0.70 Per Share for Zebra Technologies

        Vernon Hills, IL, April 17, 2003-Zebra Technologies Corporation (Nasdaq: ZBRA) today announced that strong growth in net sales and gross profit margin combined with effective expense control resulted in 47.5% growth in net income for the first quarter of 2003 to a first-quarter record $22,040,000, or $0.70 per diluted share, from $14,940,000, or $0.48 per diluted share, for the first quarter of 2002. Net sales for the quarter that ended March 29, 2003, advanced 13.2% to $124,685,000, also a first quarter record, from $110,185,000 for the first quarter of 2002.

        The Company reported that quarterly sales growth, compared with the first quarter of 2002, occurred in all geographic territories, with higher growth rates in international regions. The company also had sales growth in all major product categories: hardware, supplies, service and software. Gross profit margin increased 4.4 percentage points from the first quarter of 2002 to 51.6%, a result of favorable currency translation, higher capacity utilization, and product cost reductions. Operating expenses increased 0.7%. Increases in selling and marketing, research and development, and general and administrative expenses were offset by reductions in costs related to a terminated acquisition and merger costs. For the first quarter of 2003, operating income increased 62.0% to 25.4% of net sales from 17.7% of net sales for the first quarter of 2002.

        Financial results for the first quarter of 2002 include $3,300,000 in expenses related to the terminated acquisition of Fargo Electronics, Inc. Results also include a $1,953,000 gain on the sale of Fargo common stock, as well as $73,000 in merger costs related to the acquisition of Comtec Information Systems in April 2000.

        "Investments we made in 2002 enabled sales and earnings growth, and helped the company to achieve these outstanding financial results," stated Edward Kaplan, Zebra's chairman and chief executive officer. "Last year, Zebra used its substantial resources to invest aggressively to gain global market share and competitive advantage. These actions were taken during a period of economic uncertainty for the long-term benefit of Zebra's stockholders. First quarter results demonstrate the success of these investments in sales and marketing, new product development, and global expansion."

        Mr. Kaplan added, "We continued to invest during the first quarter to support our growth goals and deliver stockholder value. We expanded global coverage by adding sales representatives in China, Mexico, and India. Our product development activities yielded new mobile and desktop products for current and targeted applications. More Zebra associates are now focused on delivering solutions to high-growth vertical markets, including life sciences. We anticipate that these investments will have an increasingly positive effect as the year progresses, making us optimistic about further growth this year and beyond."

        At March 29, 2003, Zebra had $375,927,000 in cash and investments, total stockholders' equity of $558,355,000, and total assets of $611,293,000. During the quarter, both inventories and accounts receivable increased modestly from the levels recorded at December 31, 2002, because of the timing of product orders and shipments.

        The company announced its financial forecast for the second quarter of 2003. Net sales are expected within a range of $123,000,000 and $128,000,000, with diluted earnings between $0.64 and $0.69 per share.

        This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company's financial forecast for the second quarter of 2003 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company's products and product lines and competitors' product offerings, as well as the speed of adoption of the company's printing technologies and competing technologies. When used in this release and documents referenced, the words "anticipate," "believe," "estimate," and "expect" and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company's future operations and results can be found in Zebra's filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra's Form 10-K for the year ended December 31, 2002.

        Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in about 100 countries around the world. More than 90% of Fortune 500 companies use Zebra®-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, "smart" label and receipt printers, and Eltron®-brand card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has an installed base of approximately three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

        Investors are invited to listen to a live Internet broadcast of Zebra's conference call discussing the company's financial results for the first quarter of 2003. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company's Web site at www.zebra.com.

For Information, Contact:
Charles R. Whitchurch
Chief Financial Officer
Phone: 847.634.6700
Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 29, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,509	$18,418
Investments and marketable securities	349,418	330,159
Accounts receivable, net	78,281	71,299
Inventories	40,221	38,066
Deferred income taxes	4,730	4,107
Prepaid expenses	5,017	2,531

Total current assets	504,176	464,580

Property and equipment at cost, less accumulated depreciation and amortization	38,738	39,462
Long-term deferred income taxes	1,168	1,722
Excess of cost over fair value of net assets acquired	54,455	54,455
Other intangibles	3,184	3,556
Other assets	9,572	9,313

Total assets	$611,293	$573,088

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,272	$15,447
Accrued liabilities	16,190	17,661
Short-term note payable	288	275
Current portion of obligation under capital lease with related party	158	145
Income taxes payable	15,940	3,376

Total current liabilities	50,848	36,904
Obligation under capital lease with related party, less current portion	416	605
Deferred rent	441	416
Other long-term liability	1,233	1,008

Total liabilities	52,938	38,933

Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized, none outstanding	—	—
Class A Common Stock, $.01 par value; 50,000,000 shares authorized, 27,862,841 and 27,660,466 shares issued, and 27,574,818 and 27,282,087 shares outstanding in 2003 and 2002, respectively	278	276
Class B Common Stock, $.01 par value; 28,358,189 shares authorized, 3,683,675 and 3,886,050 shares issued and outstanding in 2003 and 2002, respectively	37	39
Additional paid-in capital	55,637	56,478
Treasury stock, at cost (288,023 shares and 378,379 shares, respectively)	(12,902)	(16,760)
Retained earnings	516,190	494,150
Accumulated other comprehensive loss	(885)	(28)

Total stockholders' equity	558,355	534,155

Total liabilities and stockholders' equity	$611,293	$573,088

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 29, 2003	March 30, 2002
Net sales	$124,685	$110,185
Cost of sales	60,336	58,173

Gross profit	64,349	52,012
Operating expenses:
Selling and marketing	14,504	11,950
Research and development	7,579	7,455
General and administrative	10,251	9,329
Amortization of intangible assets	371	367
Costs related to terminated acquisition	—	3,300
Merger costs	—	73

Total operating expenses	32,705	32,474

Operating income	31,644	19,538

Other income (expense):
Investment income	2,439	4,167
Interest expense	(38)	(55)
Other, net	(137)	(313)

Total other income	2,264	3,799

Income before income taxes	33,908	23,337
Income taxes	11,868	8,397

Net income	$22,040	$14,940

Basic earnings per share	$0.71	$0.49
Diluted earnings per share	$0.70	$0.48
Basic weighted average shares outstanding	31,198	30,799
Diluted weighted average and equivalent shares outstanding	31,494	31,076

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 29, 2003	March 30, 2002
Cash flows from operating activities:
Net income	$22,040	$14,940
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,909	3,005
Appreciation in market value of investments and marketable securities	—	(271)
Deferred income taxes	(66)	(873)
Changes in assets and liabilities:
Accounts receivable, net	(7,684)	(5,406)
Inventories	(2,416)	2,971
Other assets	(258)	2,639
Accounts payable	3,281	1,192
Accrued liabilities	(1,413)	(3,115)
Income taxes payable	12,642	5,975
Other operating activities	(2,598)	1,011
Investments and marketable securities	—	(26,995)

Net cash provided by (used in) operating activities	26,437	(4,927)

Cash flows from investing activities:
Purchases of property and equipment	(1,935)	(2,314)
Purchases of investments and marketable securities	(326,683)	—
Sales of investments and marketable securities	307,424	—

Net cash used in investing activities	(21,194)	(2,314)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,017	882
Issuance of notes payable	236	373
Payments for obligation under capital lease, with related party	(184)	(152)

Net cash provided by financing activities	3,069	1,103

Effect of exchange rate changes on cash	(221)	(185)

Net increase (decrease) in cash and cash equivalents	8,091	(6,323)
Cash and cash equivalents at beginning of period	18,418	26,328

Cash and cash equivalents at end of period	$26,509	$20,005

Supplemental disclosures of cash flow information:
Interest paid	$38	$55
Income taxes paid	1,478	2,360
Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	2	—

ZEBRA TECHNOLOGIES CORPORATION
SUPPLEMENTAL SALES INFORMATION
(Amounts in thousands)
(Unaudited)

	Sales by Product Category
	Three Months Ended
	March 29, 2003	March 30, 2002	Percent Change	Percent of Total Sales
Hardware	$94,552	$82,172	15.1	75.8
Supplies	23,139	20,898	10.7	18.6
Service and software	6,037	5,736	5.2	4.8
Freight revenue	957	1,379	(30.6)	0.8

Total sales	$124,685	$110,185	13.2	100.0
	Sales by Geographic Region
	Three Months Ended
	March 29, 2003	March 30, 2002	Percent Change	Percent of Total Sales
International	$55,127	$45,739	20.5	44.2
North America	69,558	64,446	7.9	55.8

Total sales	$124,685	$110,185	13.2	100.0

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  Exhibit 99.1
First Quarter Net Income Increases 47% to $0.70 Per Share for Zebra Technologies
ZEBRA TECHNOLOGIES CORPORATION CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share data)
ZEBRA TECHNOLOGIES CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in thousands, except per share data) (Unaudited)
ZEBRA TECHNOLOGIES CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)
ZEBRA TECHNOLOGIES CORPORATION SUPPLEMENTAL SALES INFORMATION (Amounts in thousands) (Unaudited)